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                                                                   EXHIBIT 10.2

                        EMPLOYMENT ASSUMPTION AGREEMENT



     THIS EMPLOYMENT ASSUMPTION AGREEMENT (the "Agreement") is made and entered into as of July 31, 1997, by and among Saban Entertainment, Inc., a Delaware corporation ("Saban"), Fox Kids Worldwide, Inc., a Delaware corporation ("FKWW") and Mel Woods ("Employee").


                                R E C I T A L S
                                - - - - - - - -

          A. Employee is a party to that certain Employment Agreement entered into as of June 1, 1994, with Saban (the "Saban Employment Agreement").

          B. On June 11, 1997, FKWW, Saban, Fox Broacasting Company, Inc., a Delaware corporation ("FBC"), Fox Broadcasting Sub, Inc., a Delaware corporation ("Fox Broadcasting Sub"), Allen & Company Incorporated, a New York corporation ("Allen"), Haim Saban and the other stockholders of Saban entered into that certain Agreement pursuant to which FBC, Fox Broadcasting Sub, Allen, Haim Saban and the other SEI Stockholders would contribute to FKWW stock of Saban and FCN Holding for stock of FKWW, such that FKWW will own the business and operations of Saban, FCN Holding, and of all of their respective subsidiaries (the "Reorganization").

          C. As part of the Reorganization, FKWW desires to assume, and Employee desires FKWW to assume, the obligations of Saban under the Saban Employment Agreement.

          D. In order to confirm such assumption, FKWW, Saban and Employee have agreed to execute and deliver this Agreement.


                               A G R E E M E N T
                               - - - - - - - - -


     NOW, THEREFORE, in consideration of the foregoing facts, the parties hereby agree as follows:

     1.   Employment and Assumption.  FKWW hereby employs Employee to render
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services as President, Chief Operating Officer and Chief Financial Officer of
FKWW, pursuant to the same terms and conditions of the Saban Employment Agreement, and FKWW hereby assumes all the duties and obligations of Saban arising from and in connection with the Saban Employment Agreement. This assumption shall not affect the calculation of the Contingent Bonus pursuant to
Section 5(b) and 5(c) of the Saban Employment Agreement, and, for purposes of this Agreement, the term "Company" in the second sentence of Section 5(b), and in Section 5(c), shall continue to refer to Saban Entertainment, Inc. In addition, after this assumption, for purposes of
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determining the fair market value of the Option Shares pursuant to Section
5(f)(ix) and 5(f)(xii) of the Saban Employment Agreement, the fair market value of International Family Entertainment, Inc. ("IFE") shall be equal to the acquisition price paid for IFE by FKWW, subject only to adjustment (using a valuation multiplier derived from the acquisition price) for the actual performance of IFE (compared with currently projected performance) subsequent to the acquisition by FKWW.

     2.   Governing Laws.  This Agreement has been executed and delivered in the
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State of California and shall be governed by, and construed in accordance with, the substantive laws of the State of California.

     3.   Assigns.  This Agreement and all representations, warranties, powers
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and rights herein contained or resulting therefrom are binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


SABAN ENTERTAINMENT, INC.


     By:  /s/ Haim Saban
         ----------------
     Name:  Haim Saban
     Title:  Chief Executive Officer


FOX KIDS WORLDWIDE, INC.


     By: /s/ Haim Saban
         --------------
     Name:  Haim Saban
     Title:  Chief Executive Officer


EMPLOYEE:


/s/ Mel Woods
-------------
Mel Woods

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